Exhibit 10.23

Without Prejudice and Subject to Contract

THIS AGREEMENT is made on the 12th August 2013 (Execution Date)

1.	THE PARTIES

1.1	The Company: Mavenir Systems UK Limited

whose address is New Century Place, 20/22 Queen’s Road, Reading, Berkshire RG1 4AU (and as agent for any and all Group companies and is duly authorised in that behalf)

1.2	The Employee: Matt Dunnett

whose address is 13 Brudenell, Windsor, Berkshire SL4 4UR

2.	THE BACKGROUND

The Employee is employed by the Company under the terms of a contract dated 17th April 2012, headed “Statement of Main Terms of Employment.” The Employee’s employment with the Company will terminate on 4th October 2013, (“the Termination Date”).

2.1	Within this Agreement the words “Group Company” shall mean any company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company and “subsidiary” and “holding company” have the meanings attributed to them by section 1159 of the Companies Act 2006 or any modification or statutory re-enactment of the same.

2.2	This Agreement records the entire agreement pursuant to which the Company and the Employee have agreed to settle all claims that the Employee has or may have against the Company or any officer or employee of the Company or against any Group Company or any officer or employee of any such Group Company as stated in Clause 4.1 herein. No variation to these terms is valid unless set out in writing and signed by the Employee and the Company.

2.3

The Employee will spend the period from 12th August until the Termination Date on garden leave pursuant to paragraph 9.4 of the Company’s Employee Handbook. During this period the Employee will not attend the Company’s offices or carry out any duties for the Company, unless specifically requested to do so by the Company, but will be available to answer any queries during this time and will notify the Company or any planned holiday dates. During the garden leave period, the Employee will not have business dealings with the Company’s employees, customers or potential customers, agents or distributors and will not take up any other office, employment, consultancy or partnership, or trade on his own account, (referred to collectively as “Other Business Interests), without the Company’s prior written consent. During the garden leave period the Employee’s implied duties of loyalty and good faith shall continue to apply and on no account may he undertake any activities which compete directly or indirectly with the Company or any Group Company. Prior to commencing his period of garden leave, the Employee will co-operate with the Company in an orderly handover of his duties and responsibilities to such person or persons as the Company may direct and shall advise the Company of any passwords that he has used on the Company’s computer systems.

2.4

The Company confirms that the Employee’s salary in respect of the period up to and including the Termination Date will be paid via the normal August, September and October 2013 payrolls on or around 20th each month subject to all necessary deductions for income tax and employee National Insurance Contributions, and also agrees to maintain all the Employee’s contractual benefits up to the Termination Date. By the Termination Date the Employee will have taken more holiday than the amount that would have accrued to him. Therefore he will not be due a payment in respect of accrued but untaken holiday on termination of employment. The Company will however waive its rights to seek repayment in respect of holiday taken in excess of the Employee’s accrued entitlement. The Employee will continue to be covered by the Company’s private medical plan until 31st December 2013.

2.5

The Company confirms that the Employee will be eligible for commission on any orders booked for the International region up to 4th October 2013 and cash collection payments on booked orders for the International region up to 31st December 2013 in accordance with and subject always to the rules of the 2013 Sales Commission Plan (“the Plan”). Commissions may be reduced, or extinguished in accordance with the said rules in the event of sales credits, cancellations, returns or other adjustments of customer orders as provided for in the Plan and the provisions of the Plan dealing with the same and with any repayments of commission from employees who have left the Company shall continue to apply to the Employee.

3.	AGREEMENT BY THE COMPANY

3.1	The Company hereby agrees to pay to the Employee as compensation for loss of office and in full and final settlement of the particular complaints set out in Clause 4.1 herein:

3.1.1	The sum of £49,500 within the period of thirty days after the Termination Date. The payment referred to in Clause 3.1.1 above shall be made (after the Employee has been provided with his P45), without deduction of income tax or National Insurance Contributions in relation to the first £30,000 of the payment, the balance being subject to deduction of tax at the OT rate or such other subsequent tax withholding requirements as required by the Income Tax (Earnings and Pensions) Act 2003 or any modification or statutory re-enactment of the same. The Employee will assume responsibility for the payment of any further tax due and shall account to HM Revenue and Customers in due course for such tax.

3.2	A condition of the payment referred to in Clause 3.1.1 is that any liability to income tax or employee’s National Insurance Contributions in respect of the first £30,000 of this payment and in relation to the other sums paid to the Employee pursuant to this agreement (save where the Employer has agreed to make deductions at source prior to payment to the Employee), shall be the responsibility of the Employee who agrees to indemnify and keep the Company indemnified on demand in respect of such income tax or employee National Insurance Contributions (including any interest or penalties or associated costs). It shall be a condition precedent to the indemnity that the Company agrees to promptly notify the Employee of any claim for income tax or employee national insurance and shall provide the Employee with reasonable assistance (excluding financial assistance but including, if required, the provision of any relevant documentation) in order to enable the Employee to dispute any claim for income tax and the Company further undertakes not to make any payment of income tax or employee national insurance without allowing the Employee a reasonable opportunity to dispute any such claim with HM Revenue & Customs or relevant authorities at his own cost.

3.3

The Company and Employee agree that as of the Termination Date the Employee will hold options to purchase an aggregate of 300,000 shares of the Company’s Common Stock, 0.001 par value per share and will be vested in and have the right to purchase 175,000 shares of the Company’s Common Stock as of October 4, 2013 pursuant to a Stock Option Agreements dated as December 13, 2011, by and between the Company and Employee (the “Option Agreement”). As part consideration for the Employee’s execution of this Agreement, the Company agrees that on the Termination Date Employee shall vest in and have the right to exercise an additional 18,750 shares of its Common Stock pursuant to the Option Agreement that would otherwise remain unvested and unexercisable, for a total of 193,750 shares of Common Stock exercisable pursuant to the Option Agreement. Furthermore, the Company agrees that the period the Employee has to exercise each such option is extended until June 30th 2014. The Employee acknowledges that any shares of Common Stock acquired by the Employee upon exercise of the Option Agreement shall continue to be subject to the 2005 Stock Plan and the Company’s right of first refusal in the Option Agreement and the other restrictions on transfer set forth therein.

3.4	The Company will reimburse the Employee for any outstanding business expenses properly due to him from the Company in accordance with the Company’s expense claim arrangements, subject to the Employee presenting a claim to the Company by the Termination Date together with all vouchers and receipts that the Company may reasonably require.

3.5	The Company will pay to THOMAS MANSFIELD, the Employee’s Solicitors, as Qualified Lawyers, a sum not exceeding £350 plus VAT as a contribution towards the legal costs incurred by the Employee for advice as to the terms and effect of this Agreement, within fourteen days of receipt of an appropriate invoice from the Employee’s Solicitors addressed to the Employee, marked payable by the Company and the Company’s receipt of two copies of this Agreement signed by the Employee with the Certificate attached to this Agreement at Schedule 1 signed by the Qualified Lawyer.

4.	IN FULL AND FINAL SETTLEMENT

4.1	The terms of this Agreement are without admission of liability on the part of the Company or any Group Company and are in full and final settlement of all claims, whether contractual, statutory or otherwise, which the Employee has against the Company or any officer or employee of the Company or against any Group Company or any officer or employee of any Group Company, arising out of or in connection with the Employee’s employment or its termination, and without prejudice to the generality of the foregoing, including but not limited to the claims stated in the Sub-Clauses of this Clause 4.1 under English and/or European law and all subsequent amending legislation (the particular complaints) and including any future claims arising between the date of this Agreement and the Termination Date:

4.1.1	Any claim for breach of contract including but not limited to any claim in relation to the giving of notice, or payment in lieu of notice, or in relation to wages and future earnings, including holiday pay, commission and/or any claim in relation to any other type of bonus, benefit, carve out payment or provision (whether provided by the Company or any Group company), including Company funded healthcare, life insurance contributions and pension contributions and/or any claim in relation to wrongful dismissal;

4.1.2	Any claim for unfair dismissal.

4.1.3	Any other claim arising out of any contravention or alleged contravention of the Employment Rights Act 1996 including but not limited to any claim in relation to Part II (Protection of Wages) and Part IX (Termination of Employment);

4.1.4	Any claim related to working time, rest periods or breaks or annual leave under the Working Time Regulations 1998.

4.1.5	Any claim relating to grievance or grievance procedure (and the Employee hereby acknowledges that he does not have any outstanding grievances against the Company or any Group Company)

4.1.6	Any claim for discrimination or harassment on grounds of, or related to, sex, race, nationality, ethnic origins, marital status, disability, religion, belief, sexual orientation age, or transsexuality, whether under the Equality Act 2010 or otherwise

4.1.7	Any claim relating to less favourable treatment, discrimination or harassment by reason of part-time or fixed term status

4.1.8	Any claim for a redundancy payment

4.1.9	Any claim relating to the Employer’s or any Group Company’s shares or securities, including claims relating to any share option scheme operated by or on behalf of the Employer or any Group Company but subject to clause 3.3 above.

The Employee has either asserted the above claims prior to entering into this Agreement, (and does now assert and agrees to settle under this Agreement a claim for unfair dismissal), or where such claims have not been asserted, the Employee represents to the Employer and the Employer relies on this representation in entering into this Agreement, that, having taken independent legal advice, the Employee is not aware of any facts or matters which might give rise to any such claims.

4.2	This Agreement does not settle any claim for latent personal injury whether mental or physical unrelated to the termination of the Employee’s employment or any alleged act of discrimination, of which the Employee is unaware at the date of this Agreement.

4.3	This Agreement does not affect any accrued rights that the Employee may have in respect of the Company’s pension scheme arrangements.

4.4

The Employee will return to the Company by the 12th August 2013 any property belonging to the Company or any Group Company which is in his possession, custody or control including but not limited to any SIM cards, access cards or blackberries, mobile phones, laptop and any other equipment provided to the Employee by the Company together with all papers, correspondence, documents, files, databases or other data whatsoever (whether held on computer or in hardcopy) belonging to the Company, or any Group Company or relating to their respective affairs, including but not limited to customer and price lists and customer contracts and will not retain copies of the same.

4.5	From the Termination Date the Employee will not represent himself or permit himself to be held out as being in any way connected with or interested in the Company.

4.6	The Employee will keep this Agreement confidential and will not disclose the existence of this Agreement or any of its terms to any person, save (a) to his immediate family, or to his professional advisers for the purposes of receiving professional advice concerning this Agreement or for the purpose of enforcing any term of this Agreement, in which event the person or persons to whom such disclosure is made will have drawn to their attention by the Employee the terms of this confidentiality clause and shall themselves be instructed by the Employee to maintain such confidentiality, or (b) as may be required by law, and save that nothing in this Agreement shall prevent the Employee from disclosing to third parties that his employment terminated by reason of mutual agreement.

4.7

In consideration of the payment by the Company to the Employee within the period of fourteen days after the Termination Date of £100 (less deductions for tax and employee’s National Insurance Contributions) the Employee agrees to abide by those provisions of his contract of employment with the Company that are expressed to apply following the termination of his employment, including but not limited to the clauses headed Confidential Information, Inventions/Intellectual Property, Non Solicitation/Employment of Employees, Non Solicitation/Dealing with Customers and the Covenant Not to Compete. However, it is agreed that the Covenant Not to Compete and Non Solicitation/Dealing with Customers will only apply until 24th January 2014. For the purposes of the Confidentiality restriction, confidential information includes but is not limited to company strategy information, product portfolio information and roadmaps, budgets, management accounts, bank account details, sales statistics, price lists, customer lists, marketing and sales collateral and other confidential financial and customer data of the Company’s and the terms on which the Company or any Group Company employs or engages employees, officers and contractors or trades with customers and other third parties, The confidentiality clause will not restrict the Employee from making “protected disclosures” within the meaning of the Public Interest Disclosure Act 1998.

4.8	The Employee represents that he has not committed any act of gross misconduct of which the Employer is unaware and which, if disclosed, would have entitled the Employer to summarily dismiss him.

4.9	The Company undertakes on its own behalf and on behalf of its officers and employees to keep the circumstances leading up to the termination, this Agreement and all terms of this Agreement confidential save for the purpose of enforcing any term of this Agreement or as may be required by law. Furthermore the Company undertakes, if asked, to inform any third party that the Employee’s employment was terminated by mutual agreement.

4.10	The Employee agrees that he will not make any disparaging comments whether orally or in writing about the Employer, any Group Company or any of their respective officers or employees. The Employer will procure that its officers and those of its employees who have been involved in the preparation and negotiation of this Agreement, will not make any disparaging comments whether orally or in writing about the Employee.

4.11	For the avoidance of doubt if, contrary to the views of the parties, the claims set out in clause 4.1 above have not been validly and lawfully excluded by the provisions of this Agreement, and the Employee institutes legal proceedings in respect of any of them, then all sums paid by the Company pursuant to clause 3.1 of this Agreement, shall be immediately repayable by the Employee to the Company as a debt and the agreement to reduce the duration of the Employee’s Covenant Not to Compete shall no longer apply. Without prejudice to the foregoing, the Employee agrees to indemnify and keep indemnified the Company, any Group Company and any officer or employee of the Company or any Group Company against whom the Employee commences legal proceedings, against all claims, costs, demands, compensation, damages or interest, together with legal costs on a full indemnity basis, incurred by the Company, or such officer or employee, in any such legal proceedings instituted by the Employee

4.12	The Employee hereby warrants to the Company that he has received independent legal advice from the Qualified Lawyer as to the terms and effects of this Agreement under English law prior to his executing the same and in particular, as to its effect on the Employee’s ability to pursue any of the rights or claims set out in clause 4.1 of this Agreement

4.13	For the avoidance of doubt, notwithstanding that this Agreement is marked “Without Prejudice and Subject to Contract” on its first page, the without prejudice nature of it will cease to apply and it will become a binding agreement between the Parties upon this Agreement being signed by the Employee, the Certificate attached to this Agreement at Schedule 1 being signed by the Qualified Lawyer and this Agreement being signed by an authorised representative for and on behalf of the Company

5	COMPLIANCE WITH STATUTORY PROVISIONS

5.1	The Qualified Lawyer is ANGLE CRUSH of THOMAS MANSFIELD

5.2	The Parties hereto believe the following statements to be true:

5.2.1	The Qualified Lawyer is a relevant independent adviser as defined under Section 203(4) of the Employment Rights Act, 1996, as amended by the Employment Rights (Dispute Resolution) Act, 1998 and section 147 of the Equality Act 2010 and the other statutes referred to in clause 5 above; and

5.2.2	The Employee has received independent legal advice from the Qualified Lawyer holding a current practising certificate (within the meaning of the Employment Rights Act, 1996) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal and/or Civil Court; and

5.2.3	There was in force when the Qualified Lawyer gave the advice referred to in 5.5.2 a contract of insurance or an indemnity insurance policy provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising in consequence of the advice.

5.3	The Qualified Lawyer by signing the Certificate attached to this Agreement at Schedule 1 confirms that the statements set out in the said Certificate are correct.

5.4

The parties hereby acknowledge and agree that the conditions regulating compromise/settlement agreements under section 203(3) of the Employment Rights Act 1996, section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 288(28) of the Trade Union and

Labour Relations (Consolidation) Act 1992, paragraph 2 of Schedule 3A of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employee Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed Term Employee (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and paragraph 2(2) of Schedule 5 of the Employment Equality (Age) Regulations 2006 and section 147 of the Equality Act 2010 are satisfied by the terms of this Agreement.

5.5	In this agreement any reference to one gender includes the other.

The Parties hereto have signed this Agreement the day and year first above written.

Signed for and on behalf of the Company

Signed by the Employee

SCHEDULE 1

CERTIFICATE

The Qualified Lawyer is ANGLE CRUSH

I, ANGLE CRUSH of THOMAS MANSFIELD confirm that:-

1.	I am a solicitor of the Supreme Court of England and Wales, holding both at the date of this Agreement and at the date the said advice was given, a current practising certificate

2.	At the date hereof and at all times during which I have advised the Employee on the subject matter of the Agreement I am and have been a Qualified Lawyer as defined by section 203(3A) of the Employment Rights Act 1996, section 77(48) of the Sex Discrimination Act 1975, section 72(48) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(4) of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, section 49(5) of the National Minimum Wage Act 1998, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003 and Schedule 5 Part I Paragraph 2 of the Employment Equality (Age) Regulations 2006 and the other statutes referred to in clause 5.7 of the Agreement.

3.	I have given the Employee advice as to the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal.

4.	When I gave the advice I was covered at all times by a contract of insurance or a professional indemnity insurance policy covering the risk of a claim by the Employee in respect of loss arising in consequence of the said advice.

Signed by Qualified Lawyer,

Thomas Mansfield LLP 35 Artillery Lane London E1 7LP